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                                                                     Exhibit 2.3

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement"), is made and entered into on May 12, 1998, by and between Lomak Petroleum, Inc., a Delaware corporation ("Lomak"), and First Reserve Fund VII, Limited Partnership, a Delaware limited partnership ("FRLP").

                              W I T N E S S E T H:

         WHEREAS, FRLP beneficially owns shares of common stock, par value $.01 per share (the "Domain Common Stock"), of Domain Energy Corporation, a Delaware corporation ("Domain").

         WHEREAS, FRLP desires to sell to Lomak, and Lomak desires to purchase from FRLP, 3,250,000 shares of Domain Common Stock (the "Shares") on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Purchase and Sale. FRLP agrees to sell, assign, transfer, and convey to Lomak, and Lomak agrees to purchase, accept and receive from FRLP on July 1, 1998 (the "Effective Date"), the Shares at a price equal to $13.50 per Share, for an aggregate purchase price of $43,875,000 (the "Purchase Price"). On the Effective Date, Lomak shall deliver to FRLP the Purchase Price in immediately available funds and FRLP shall deliver to Lomak certificates representing all of the Shares, accompanied by stock powers duly executed in blank for transfer by the record holders thereof, together with such other documents and instruments, if any, as may be necessary to permit Lomak to acquire the Shares free and clear of any and all claims, liens, pledges, charges, encumbrances, security interests or other restrictions of any kind whatsoever adverse to Lomak (collectively, "Encumbrances"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Date the outstanding shares of Domain Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Shares to be sold pursuant hereto and the Purchase Price per share shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

         2. Representations and Warranties of Lomak. Lomak hereby represents and warrants to FRLP that as of the date of this Agreement and the Effective Date:

                  (a) Lomak is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate authority to execute and deliver this Agreement and to perform all of the transactions contemplated by this Agreement to be performed by it;

                  (b) The execution and delivery by Lomak of this Agreement, and the consummation of the transactions contemplated by this Agreement to be performed by Lomak, have



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been duly authorized by all necessary corporate action on the part of Lomak, and this Agreement will, when executed and delivered by FRLP, constitute a valid and binding obligation of Lomak, enforceable against Lomak in accordance with its terms;

                  (c) There are no actions or proceedings pending or threatened against Lomak before any court or administrative agency which do or will adversely affect Link's ability to perform its obligations under this Agreement;

                  (d) Neither this Agreement nor the consummation of the transactions contemplated herein conflict with or result in a breach, default or violation of (i) any of the terms, provisions or conditions of the Certificate of Incorporation or Bylaws of Lomak or (ii) any agreement, proxy, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which Lomak is a party or to which it is subject; and

                  (e) No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement or Lomak's performance of the terms of this Agreement or the validity or enforceability of this Agreement.

         3. Representations and Warranties of FRLP. FRLP hereby represents and warrants to Lomak that as of the date of this Agreement and the Effective Date:

                  (a) FRLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership authority to execute and deliver this Agreement and to perform all of the transactions contemplated by this Agreement to be performed by it;

                  (b) The execution and delivery by FRLP of this Agreement, and the consummation of the transactions contemplated by this Agreement to be performed by FRLP, have been duly authorized by all necessary partnership action on the part of FRLP, and this Agreement will, when executed and delivered by Lomak, constitute a valid and binding obligation of FRLP, enforceable against FRLP in accordance with its terms;

                  (c) FRLP has good and valid title to the Shares, and upon delivery of the Shares to Lomak against delivery by Lomak to FRLP of the Purchase Price as provided in this Agreement, Lomak will have good and valid title to, the Shares, free and clear of any and all Encumbrances, and the sole and unrestricted voting power and power of disposition with respect thereto;

                  (d) There are no actions or proceedings pending or threatened against FRLP before any court or administrative agency which do or will adversely affect FRLP's ability to perform under this Agreement;

                  (e) Neither this Agreement nor anything provided to be done hereunder, including, without limitation, the transfer of the Shares as herein contemplated will (i) conflict with or result in a breach, default or violation of (A) any of the terms, provisions or conditions of the



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Certificate of Limited Partnership or limited partnership agreement of FRLP or
(B) any agreement, proxy, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which FRLP is a party or to which it is subject or (ii) result in the creation of any Encumbrance on any Shares; and

                  (f) No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required to permit the execution and delivery of this Agreement or FRLP's performance of the terms of this Agreement or the validity or enforceability of this Agreement.

         4. Investment Representation and Acknowledgment of Lomak. Lomak acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state, and the Shares have not been approved by the Securities and Exchange Commission, the security commission of any state, or any other regulatory authority, nor have the merits of the Shares been passed upon by any regulatory authority. Lomak represents and warrants that it has independently assessed the risks of this investment and is purchasing the Shares from FRLP for investment only and not with a view or intent to resell or distribute all or any part of the Shares acquired from FRLP.

         5. Further Assurances. Each of the parties will, at any time, upon the request of any other party hereto, take, or cause to be taken, all actions and do, or cause to be done, all things (including without limitation executing, acknowledging and delivering any additional agreements, instruments and documents) as may be necessary, appropriate or advisable in order to consummate or make effective transactions contemplated by, this Agreement.

         6.       Miscellaneous.

                  (a) NOTICES. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

                  To Lomak:

                  Lomak Petroleum, Inc.
                  500 Throckmorton Street, Suite 1900
                  Fort Worth, Texas  76102
                  Attention:  John H. Pinkerton
                  Facsimile No.:  (817) 870-2316



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                  With a copy to:

                  Vinson & Elkins L.L.P.
                  2300 First City Tower
                  1001 Fannin
                  Houston, Texas  77002-6760
                  Attention:  J. Mark Metts
                  Facsimile No.:  (713) 615-5605

                  To FRLP:

                  First Reserve Fund VII, Limited Partnership
                  c/o First Reserve Corporation
                  1801 California St., Suite 4110
                  Denver, Colorado  80202
                  Attention:  Thomas R. Denison
                  Facsimile No.:  (303) 382-1275

                  With a copy to:

                  Gibson, Dunn & Crutcher LLP
                  1801 California St., Suite 4100
                  Denver, Colorado  80202
                  Attention:  Richard M. Russo
                  Facsimile No.: (303) 296-5310

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or
(iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

                  (b) SEPARABILITY. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

                  (c) ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

                  (d) INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.



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                  (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

                  (f) ENTIRE AGREEMENT. This Agreement represents the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

                  (g) GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Delaware, without reference to rules relating to conflicts of law.

                  (h) ATTORNEYS' FEES. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

                  (i) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by all the parties hereto.

                  (j) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (k) SPECIFIC PERFORMANCE. Each party recognizes that its failure to carry out the terms of this Agreement could result in financial injury to the other party which would be substantial and not susceptible of measurement. Accordingly, each party agrees that the other party shall be entitle to (i) require such party specifically to perform its obligations under this Agreement and (ii) sue in any court of competent jurisdiction to obtain such specific performance.

                  (l) WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

                                       LOMAK PETROLEUM, INC.

                                       By:
                                          -------------------------------------
                                          John H. Pinkerton
                                          President and Chief Executive Officer

                                       FIRST RESERVE FUND VII,
                                       LIMITED PARTNERSHIP

                                       By:      First Reserve Corporation,
                                                its general partner

                                                By:
                                                   ----------------------------
                                                Name:
                                                     --------------------------
                                               Title:
                                                     --------------------------



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